Exhibit 21

Hungarian Telephone and Cable Corp. Subsidiaries

Hungarian Entities

Hungarotel Tavkozlesi Rt.

Pilistav Rt.

Pantel Tavkozlesi Kft.

PanTel TechnoCom Kft.

Slovakian Entity

PanTel Slovakia s.r.o.

Slovenian Entity

PanTel Telekommunikacije in Kommunikacije d.o.o.

Austrian Entity

PanTel Telecommunications and Communications Services GmbH

Romanian Entity

PanTel Romania SRL

Serbia & Montenegro Entity

Company for Telecommunication and Communication PanTel d.o.o. Novi Sad

Bulgarian Entity

PTB EAD